Exhibit 99.4

Amedisys Partners with BlueCross BlueShield of Tennessee to Provide
Palliative Care at Home to Members

Program focuses on enhancing quality of life for members in Middle Tennessee in their homes

Nashville, Tenn. – February 15, 2023 – Today, Amedisys, Inc. (NASDAQ: AMED), a leading provider of home health, hospice and high-acuity care, announced a new agreement with BlueCross BlueShield of Tennessee to provide members in Middle Tennessee with palliative care in the comfort of their homes.

Palliative care is specialized medical care for people living with complex, chronic or advanced stage illness, such as cancer or heart failure. Patients in palliative care receive ongoing home-based treatment and care coordination that aims to enhance quality of life and manage symptoms.

“BlueCross BlueShield of Tennessee has shown they are committed to making healthcare more affordable and more convenient for its members, in their homes,” said Paul Kusserow, Chairman and Chief Executive Officer at Amedisys. “As one of our first arrangements of this kind, it accelerates Amedisys’ strategic goal of moving to mutually beneficial, risk-based models with payors. We are proud to work with innovative companies like BlueCross BlueShield of Tennessee to offer high-acuity care in the home.”

With this program, BlueCross BlueShield of Tennessee’s members can receive palliative care in-person or via telehealth from Amedisys’ clinicians including doctors, nurse practitioners and nurses at no additional cost. Eligible members will receive information from Amedisys on the program and how to enroll in the coming weeks.

“Palliative Care at Home brings coordinated and specialized care into the homes of our members and avoids unnecessary hospitalization,” said Dr. Angeline Brunetto, Vice President and Chief Medical Officer of BlueCross BlueShield of Tennessee’s senior care division. “We believe in the benefit of offering high quality care where our members are most comfortable - their home. Increasingly, this is what patients want and we are proud to offer these services to our Middle Tennessee members.”

For more information on the Palliative Care at Home program, please visit https://www.amedisys.com/services/palliative-care/

About Amedisys
Amedisys, Inc. is a leading healthcare at home company delivering personalized home health, hospice, personal care and high-acuity care services. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; inpatient hospital, palliative, and skilled nursing facility (“SNF”) care in their homes; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 3,000 hospitals and 102,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With approximately 20,000 employees, in 532 care centers in 37 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 465,000 patients and clients in need every year, performing more than 11.2 million visits annually. For more information about the Company, please visit: www.amedisys.com.

About BlueCross BlueShield of Tennessee
BlueCross BlueShield of Tennessee is a taxpaying, not-for-profit health plan serving more than 3.3 million members in Tennessee and around the country. The Chattanooga-based company was founded in 1945 and has brought peace of mind to its members and local communities for more than 75 years. BlueCross BlueShield of Tennessee Inc. is an independent licensee of the BlueCross BlueShield Association. For more information, visit the company’s news center at bcbstnews.com.

Amedisys Forward-Looking Statements: When included in this press release, words like “believes,” “belief,” “expects,” “strategy,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “could,” “would,” “should” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: changes in Medicare and other medical payment levels; changes in payments and covered services by federal and state governments; future cost containment initiatives undertaken by third-party payors; changes in the episodic versus non-episodic mix of our payors or payment methodologies; changes in the case mix of our patients; staffing shortages driven by the competitive labor market; our ability to attract and retain qualified personnel; competition in the healthcare industry; our ability to maintain or establish new patient referral sources; changes in or our failure to comply with existing federal and state laws or regulations or the inability to comply with new government regulations on a timely basis; the impact of the novel coronavirus pandemic ("COVID-19"), including the measures that have been and may be taken by governmental authorities to mitigate it, on our business, financial condition and results of operations; changes in estimates and judgments associated with critical accounting policies; our ability to consistently provide high-quality care; our ability to keep our patients and employees safe; our access to financing; our ability to meet debt service requirements and comply with covenants in debt agreements; business disruptions due to natural or man-made disasters, climate change or acts of terrorism, widespread protests or civil unrest; our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively; our ability to realize the anticipated benefits of acquisitions, investments and joint ventures; our ability to integrate, manage and keep our information systems secure; the impact of inflation; and changes in laws or developments with respect to any litigation relating to the Company, including various other matters, many of which are beyond our control.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.

Contact:
Nick Muscato                    Kendra Kimmons
Amedisys, Inc.                Amedisys, Inc.
Investor Relations                Media Relations
615.928.5452                    225.299.3720
nick.muscato@amedisys.com        kendra.kimmons@amedisys.com

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